Exhibit 10.24

October 19, 2005

To: Stanley D. Rose

In recognition of your past contributions and in exchange for your ongoing services and contributions to the Company and its Subsidiaries:

(1)	If there is a Triggering Company Transaction (as defined below), you will be eligible to receive, and the Company shall pay you or cause you to be paid, an amount (the “Value-Sharing Bonus”) equal to 4% of the lesser of (a) the Net Company Value (as defined below) less Twenty Million Dollars ($20,000,000.00) or (b) Twenty Two Million Dollars ($22,000,000.00).

(2)	Your right to receive the Value-Sharing Bonus will vest as to 100% of such amount at the time of the Triggering Company Transaction, provided you remain an employee of the Company or any of its Subsidiaries from the date hereof to that time. However, if, within the one hundred eighty (180) day period ending on the date of the Triggering Company Transaction, you are terminated by the Company or its Subsidiary other than for Cause (as defined below), or you terminate your employment with the Company for Good Reason (as defined below), or your employment is terminated as a result of your death or Disability (as defined below), your right to receive the Value-Sharing Bonus will fully vest at that time. For purposes hereof, the date of the Triggering Company Transaction is the date on which occurs the closing or consummation of such transaction or, as the case may be, the last transaction in a series of related transactions resulting in the Triggering Company Transaction.

(3)

You will be paid your vested Value-Sharing Bonus not later than on the fifth (5th) business day after the date of the Triggering Company Transaction, or, in the case of any portion of your vested Value-Sharing Bonus attributable to any contingent or deferred payment(s) comprising the Net Company Value, the fifth (5th) business day after the date of receipt of such contingent or deferred payment by the equity holders of the Company or the Company, as the case may be. If the Board of Directors decides at any time to prepay any unpaid balance of the Value-Sharing Bonus, the Board of Directors will make a good faith estimate of the amount then due to you under this letter agreement and cause the Company to make a payment of such amount to you within a reasonable time following such decision, provided that the Company shall remain obligated to pay you the full Value-Sharing Bonus if the prepayment is not equal to the full amount due as finally determined.

(4)	For purposes of this document:

(a)	“Company” means NimbleGen Systems, Inc.

(b)	“Triggering Company Transaction” means a Sale of the Company or a Qualified IPO.

(c)	“Sale of the Company” means the occurrence of any of the following events:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities, provided, however, no Sale of the Company shall be deemed to occur as a result of an acquisition of voting securities of the Company by any other corporation or entity where immediately following such acquisition, more than 50% of the total voting power represented by such entity’s then outstanding voting securities is owned by the individuals and entities owning the Company’s outstanding voting securities, in substantially the same proportions, immediately prior to such acquisition;

(ii)	a merger or consolidation of the Company with another corporation in which the Company is not the survivor, provided, however, no Sale of the Company shall be deemed to occur if immediately following such merger or consolidation, more than 50% of the total voting power represented by such other corporation’s then outstanding voting securities is owned by the individuals and entities owning the Company’s outstanding voting securities, in substantially the same proportions, immediately prior to such merger or consolidation (together with a Sale of the Company described in clause (i) of this definition, a “Stock Sale”); or

(iii)	the sale or disposition by the Company of all or substantially all the Company’s assets, provided, however, no Sale of the Company will be deemed to occur if such sale or disposition is to another entity where, immediately following such transaction, more than 50% of the total voting power represented by such entity’s then outstanding voting securities is owned by the individuals and entities owning the Company’s outstanding voting securities, in substantially the same proportions, immediately prior to such transaction (an “Asset Sale”).

Following an event described in any of the provisos to clauses (i), (ii), or (iii) of this definition, the acquiring, successor, or transferee entity, as the case may be, will thereafter be treated as the Company for purposes of this definition.

(d)	“Qualified IPO” means a Series E and F Qualified IPO as defined in the Fifth Amended and Restated Certificate of Incorporation of the Company, as may be further amended.

(e)	“Net Company Value” means:

(i)	in the case of a Stock Sale, the aggregate value of the consideration that is received by the Equity Holders in the Stock Sale for their equity of the Company, or if less than 100% of the equity of the Company (“equity of the Company,” as used herein, is defined in subparagraph 4(f) hereof) was sold in the Stock Sale, the indicated value of 100% of the equity of the Company based on the price at which the equity of the Company is sold in the Stock Sale, less any transaction expenses borne by the selling Equity Holders;

(ii)	in the case of an Asset Sale, the aggregate value of the consideration that is received by the equity holders of the Company in a complete liquidation of the Company after the Asset Sale and the satisfaction of all of the obligations of the Company including, but not limited to, the expenses of liquidation; and

(iii)	in the case of a Qualified IPO, the indicated value of 100% of the equity of the Company based on the price at which the Company’s stock is sold in the Qualified IPO.

(f)	“Equity Holders” means, as of any time, any and all holders of the following “equity of the Company” outstanding at such time:

(i)	any capital stock of the Company;

(ii)	any indebtedness or other instrument that, pursuant to the holder’s right, whether subject to one or more contingencies and/or the payment of additional consideration, is convertible into, or exchangeable for, capital stock of the Company; and

(iii)	any option, warrant or other right whatsoever, whether subject to one or more contingencies and/or the payment of additional consideration, to acquire any such capital stock or convertible or exchangeable indebtedness or instrument.

(g)	“Termination for Cause” means termination of your employment with the Company and/or its Subsidiaries in the event of any of the following:

(i)	your repeated failure to perform work reasonably assigned to you in a competent, diligent and satisfactory manner as determined by the Board of Directors in its reasonable judgment;

(ii)	your willful commission of any material act of dishonesty or disloyalty involving the Company or any Subsidiary;

(iii)	your chronic absence from work other than by reason of a serious health condition,

(iv)	your commission of a crime which, in the reasonable judgment of the Board of Directors, is substantially related to the circumstances of your position with the Company or any Subsidiary or which has a material adverse effect on the business of the Company or any Subsidiary, or

(v)	the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or any Subsidiary.

For purposes of this Plan, no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.

(h)	“Subsidiary” means any subsidiary entity, or all subsidiary entities, as the case may be, of the Company, including any subsidiary corporation or corporations of the Company as defined in Section 424(f) of the Code.

(i)	“Good Reason” means, without your consent, the occurrence of any one or more of the following during your employment with the Company or any Subsidiary: (i) any reduction by the Company of your duties or responsibilities, any adverse change by the Company in your reporting position, or any change by the Company in your job requirements imposing job requirements inconsistent with those customarily incident to the office of president or chief executive officer which reduction or change in reporting position or job requirements is material based on your overall responsibilities, authority and job requirements (ignoring incidental duties and job requirements, as the case may be) prior to and after such reduction or change which remains uncured, if cure thereof is necessary, ten (10) business days after you have given written notice to the Company which specifies such reduction or change and your objection thereto; (ii) any job requirement imposed by the Company that you change your principal residence; or (iii) any material breach of this Agreement by the Company or any breach of any obligation of the Company for the payment or provision of compensation or other benefits to you or any other, material obligation of the Company to you, which remains uncured ten (10) business days after you have given written notice to the Company which specifies the breach.

(j)	“Disability” shall have the meaning assigned to that term in the Company’s long-term disability plan, or if the Company does not have such a Plan, “Disability” shall have the meaning assigned to the term “total and permanent disability” in Section 22(e)(3) of the Code.

(k)	“Board of Directors” means the Board of Directors of the Company.

Any payments of the Value-Sharing Bonus will be bonus compensation to you subject to reduction for applicable withholding taxes. Please indicate your receipt and acceptance of this document below.

NIMBLEGEN SYSTEMS, INC.

By:	/s/ Thomas M. Palay
Thomas M. Palay,
Chairman of the Compensation Committee of the Board of Directors

Receipt and acceptance are acknowledged this 19th day of October, 2005.

/s/ Stanley D. Rose
Stanley D. Rose

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